Exhibit 21.1

CHORDIANT SOFTWARE, INC. SUBSIDIARIES

Chordiant Software International, Inc., a Delaware corporation

Prime Response, Inc., a Delaware corporation

White Spider Software, Inc., a Delaware corporation

Chordiant Software International SARL, a French company

Chordiant Software International GmbH, a German company

OnDemand, Inc. a Delaware corporation